Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Globecomm Systems Inc. for the registration of 1,335,000 shares of its common stock and to the incorporation by reference therein of our reports dated September 14, 2009, with respect to the consolidated financial statements and schedule of Globecomm Systems Inc., and the effectiveness of internal control over financial reporting of Globecomm Systems Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Melville, New York
December 10, 2009

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